Exhibit 99.2

Contacts

Damon Elder

Spotlight Marketing Communications

949.427.5172 ext. 702

damon@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Announces

Estimated Per Share Value of $11.58 and 25 Percent Increase to Annualized Distribution Rate

LADERA RANCH, Calif. (April 20, 2018) – Strategic Storage Growth Trust, Inc. (“SSGT”) announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class A common stock and Class T common stock of $11.58, calculated as of December 31, 2017. The updated NAV represents a $0.02 increase above SSGT’s previous NAV as of December 31, 2016. Additionally, the board approved the equivalent of a $0.10 per share increase to SSGT’s annual distribution, which will now total $0.50 per share. Stockholders will begin earning the enhanced distribution beginning July 1, 2018.

“Strategic Storage Growth Trust continues to perform well, and has efficiently deployed its capital into attractive assets that have strengthened our portfolio,” said H. Michael Schwartz, chairman and chief executive officer of Strategic Growth Trust, Inc. “As such, we are very pleased to grow our annual distribution rate per share by $0.10 to $0.50, an increase of 25 percent.”

On April 19, 2018, SSGT’s board of directors approved the estimated per share NAV of $11.58 based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2017.

Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, was engaged to provide valuation services for SSGT’s assets and liabilities, including the 24 self storage properties owned by SSGT. Upon the nominating and corporate governance committee’s receipt and review of the Duff & Phelps valuation report, the committee concluded that the range in estimated value per share of $11.22 to $11.97, with an approximate midpoint value per share of $11.58, was reasonable and recommended to the board that it adopt $11.58 as the estimated value per share for SSGT’s Class A shares and Class T shares.

SSGT acquired the 24 self storage properties for $187.9 million, inclusive of development costs incurred for three development properties. The total appraised value of the properties at the midpoint was approximately $261.2 million, representing an approximate 39% increase in the total value over the aggregate purchase price and development costs.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.

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The valuation was determined in compliance with the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV, please see the SSGT’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on April 20, 2018.

About Strategic Storage Growth Trust, Inc. (“SSGT”)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 25 operating self storage facilities located in ten states comprising approximately 16,600 self storage units and approximately 1.8 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rental square feet of storage space once completed.

About SmartStop Asset Management, LLC (“SmartStop”)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has approximately $1.5 billion of real estate assets under management, including 114 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 72,000 units and 8.3 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of Strategic Storage Trust II, Inc., SSGT and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.